EXHIBIT 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Chief Financial Officer Comm. (954) 489-4000, ext. 7900	Director, Investor Relations & Corp. (954) 489-4000, ext. 7225

SportsLine.com, Inc. Reports Second Quarter Operating Results;

Operating and EBITDA Losses Continue to Narrow

FORT LAUDERDALE, FL (July 24, 2003) – SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the quarter ended June 30, 2003. SportsLine.com’s net loss was reduced to $12.8 million, or $0.29 per basic and diluted share, an improvement of 21% compared to the net loss of $16.3 million, or $0.45 per basic and diluted share, in the second quarter of 2002.

The Company’s EBITDA loss from continuing operations (net loss excluding interest and other expense, depreciation and amortization, amortization of equity issued to third parties, stock compensation expense, and loss on the sale of discontinued operations) for the quarter was $5.1 million, significantly better than the Company’s previous guidance of $6 to $7 million, and a 31% improvement over the Company’s EBITDA loss of $7.4 million from continuing operations in the second quarter of 2002, which also excludes a restructuring charge.

Total revenue from continuing operations for the second quarter of 2003 was $8.8 million. This compares with $8.9 million in total revenue from continuing operations in the same quarter a year ago, which consisted of $7.3 million in cash revenue and $1.6 million in barter revenue. The Company recorded no barter revenue in the second quarter of 2003. Excluding barter revenue from the prior year, revenue from continuing operations increased 20% from $7.3 million in the second quarter of 2002 to $8.8 million in the second quarter of 2003.

The Company’s loss before discontinued operations for the quarter ended June 30, 2003 was $12.4 million, a 30% improvement from the $17.8 million loss before discontinued operations in the same quarter a year ago. Discontinued operations consist of the Company’s gaming information operations, VegasInsider.com, Inc. (through the sale date of June 23, 2003) and Las Vegas Sports Consultants, as the Company announced its intention to dispose of these properties in February 2003.

“SportsLine.com again experienced steady growth in all areas this quarter, continuing on our course to achieve positive cash flow in the second half of the year,” said Michael Levy, founder and CEO of SportsLine.com, Inc. “We’re seeing very positive trends both in our fantasy

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 2

subscription business and in advertising sales as we head into what is traditionally the strongest time of the year for our company. We are also excited about some recently developed additional fantasy revenue opportunities, including our expanded NFL agreement.”

SportsLine.com, Inc.
Financial Highlights
(in thousands, except per-share data)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002(1)	2003	2002(1)
Revenue	$8,844	$8,892	$20,854	$22,290

Loss before discontinued operations	$(12,406)	$(17,760)	$(21,718)	$(31,574)

Net loss	$(12,839)	$(16,281)	$(22,197)	$(28,563)

Basic and diluted loss per share before discontinued operations	$(0.28)	$(0.49)	$(0.53)	$(0.87)

Basic and diluted loss per share	$(0.29)	$(0.45)	$(0.54)	$(0.79)

Weighted average shares outstanding	43,670	36,059	40,942	36,080

EBITDA(2)	$(5,071)	$(7,391)	$(6,827)	$(11,998)

(1) Amounts have been restated to exclude discontinued operations.

(2) EBITDA amounts of prior periods have been restated to conform with current period presentation.

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 3

Additional Second Quarter Financial Highlights

Revenue

•	Advertising and marketing services revenue from continuing operations was $7.5 million in the second quarter of 2003, compared to $7.7 million in the same quarter of 2002. The Company had no barter advertising revenue in the second quarter of 2003 compared to barter advertising revenue of $1.6 million in the second quarter of 2002. Excluding barter revenue, advertising and marketing services revenue from continuing operations increased 22% in the second quarter of 2003, compared to $6.1 million in the same quarter of 2002.
•	Revenue generated through joint sales efforts with CBS represented approximately 3% of the Company’s total advertising sales in the quarter ended June 30, 2003, compared to 1% in the same quarter a year ago. The second quarter is traditionally when the CBS contribution is the least due to the lack of major sporting events which the Company may jointly sell with CBS. It is anticipated that CBS’s contribution in the third and fourth quarters will increase significantly with NFL and NCAA football sponsorships.
•	The quality of the Company’s advertising revenue base continues to develop, as approximately 40% of advertising revenue for the second quarter of 2003 came from Fortune 500 clients.
•	Advertising trends for the second half of the year are positive as approximately 60% of the Company’s sales target for the third quarter and nearly 50% of the fourth quarter target already have been met, consistent with expectations.
•	The Company generated $2.6 million in fantasy baseball billings this year, which is being recognized as revenue in the second and third quarters of 2003. This represents a 68% increase over the $1.5 million in total fantasy baseball revenue in 2002.
•	More than 18,000 paid fantasy baseball leagues were sold this year, approximately 40% greater than the approximately 13,000 sold last year. The number of paid teams has increased from approximately 150,000 in 2002 to approximately 240,000 teams in 2003, representing a 60% increase.

Operating Expenses

•	Total operating expenses from continuing operations for the quarter ended June 30, 2003 were $16.3 million, a decrease of 14% from the $18.9 million, excluding barter advertising expense and a one-time restructuring charge, for the same quarter in 2002.
•	At the end of June 2003, the Company’s total headcount was 267, down from 275 employees a year ago, excluding employees of the discontinued gaming information operations.

Balance Sheet

•	As of June 30, 2003, the Company’s unrestricted cash and marketable securities totaled more than $31 million, compared to approximately $38 million at the end of December 2002. Please refer to the condensed consolidated balance sheets and consolidated statements of cash flows contained in this press release.
•	Capital expenditures for the quarter ended June 30, 2003 were approximately $550,000 bringing the total for the first half of 2003 to approximately $875,000, which is consistent with the Company’s full year projection of $1-2 million.
•	In June 2002, the Board of Directors authorized the Company to repurchase up to $2 million of the Company’s outstanding common stock. Shares may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions. The Company repurchased approximately 236,000 shares during the second quarter at an

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 4

average price of $1.17 per share. Cumulative shares repurchased under the program through June 30, 2003 were approximately 500,000 at an average price of $1.10 per share.

Recent Business Highlights

Expansion of NFL Agreement

•	In July, the Company announced an expansion of its agreement with the NFL regarding fantasy football products on NFL.com. As a part of the expanded relationship, the parties will share certain subscription revenues from the sale of fantasy products on both NFL.com and CBS SportsLine.com

Strong Start for Fantasy Football

•	In June, the Company launched a pre-pay campaign for returning customers of its fantasy football products. This was the earliest sales campaign ever for the product, and sales trends have been very positive for June and July, as fantasy football billings have already reached approximately 40% of the total 2002 fantasy football revenue. Fantasy football revenue for full year 2003 is expected to be approximately 50% greater than last year.

CBS Stock Issuance

•	The Company issued 5,454,428 shares of its common stock to CBS on April 1, 2003, and the balance of its 2003 obligation of approximately $14.6 million was deferred until July 1, 2004. Following this issuance, Viacom beneficially owned approximately 17.3 million shares of SportsLine.com’s common stock, representing approximately 39.9% of the Company’s outstanding common shares.
•	The stock issuance was pursuant to an amendment to the Company’s agreement with CBS Broadcasting, Inc., a unit of Viacom Inc. The amendment, signed in March, provides for a change in the annual payment schedule whereby CBS is entitled to receive $20 million of SportsLine.com common stock annually in exchange for promotion of the CBS SportsLine.com Web site.

Licensing Partnership with Players Inc

•	In June, the Company announced a new licensing and marketing partnership with Players Inc, the licensing and marketing subsidiary of the National Football League Players Association (NFLPA). As part of the new partnership, SportsLine.com, which was the first online fantasy football licensee for Players Inc in 1995, will produce Players Inc’s first-ever online fantasy football game during the 2003 NFL season. SportsLine.com will provide Players Inc with a variety of direct marketing services, such as their inclusion in exclusive product e-mails and fantasy daily E-reports.

VegasInsider.com Sold

•	In June, the Company announced the sale of VegasInsider.com pursuant to its February announcement that it would dispose of its gaming information operations, consisting of VegasInsider.com and Las Vegas Sports Consultants. The operating results of these businesses are reflected as discontinued operations in the Company’s statements of operations. Management is continuing its process to complete the disposition of Las Vegas Sports Consultants by year-end.

Business Outlook

The following business outlook section, as well as other forward looking statements in this press release, are based on current expectations as of today only. Due to economic and advertising market variables, and changes in consumer acceptance and other variables related to the Company’s subscription products, including the introduction of additional competing subscription products in

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 5

the marketplace, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com’s next quarterly earnings announcement in October 2003, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

(in millions)	Three months ending September 30, 2003	Year ending December 31, 2003
Revenue outlook	$16.0–$17.0	$64.0–$66.0

EBITDA outlook:
Net loss	$(8.5)–$(9.5)	$(29.8)–$(32.2)
Amortization of equity issued to third parties	$5.9	$23.8
Depreciation and amortization	$1.0–$1.1	$4.6–$5.0
Stock compensation expense	$0.1	$0.4
Loss from discontinued operations	$0.1	$0.6
Interest and other, net	$0.1	$0.4

EBITDA	$(1.3)–$(2.2)	$0.0–$(2.0)

The Company expects approximately 70-75% of both third quarter and full year 2003 revenue to come from advertising and marketing services, and 25-30% from subscriptions and premium products, with seasonal fluctuations anticipated from quarter to quarter. Consistent with prior results, most of the revenue growth projected for 2003 is expected to occur in the second half of the year.

The Company is now projecting EBITDA from continuing operations for the full year 2003 to be between break-even and a loss of $2 million, with positive EBITDA during the second half of the year. This expectation compares with the 2002 EBITDA loss from continuing operations of $15.3 million. Capital expenditures for the full year 2003 are estimated to be between $1 and $2 million.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also serves as a primary sports content provider for America Online.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 6

SportsLine.com, Inc.
Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002(1)	2003	2002(1)
Revenue:
Advertising and marketing services	$7,527	$7,719	$18,795	$20,640
Subscription and premium products	1,317	1,173	2,059	1,650

Total revenue	8,844	8,892	20,854	22,290
Cost of revenue	4,862	4,744	8,647	9,122

Gross profit	3,982	4,148	12,207	13,168

Operating expenses:
Sales and marketing:
Amortization of equity issued to Viacom for promotion	5,572	6,322	11,143	12,643
Other	4,813	6,454	10,294	14,456
General and administrative	4,715	5,587	9,690	11,724
Depreciation and amortization	1,186	2,105	2,567	4,460
Restructuring charge	—	1,398	—	1,398

Total operating expenses	16,286	21,866	33,694	44,681

Loss from continuing operations	(12,304)	(17,718)	(21,487)	(31,513)
Interest and other expense, net	(102)	(42)	(231)	(61)

Loss before discontinued operations	(12,406)	(17,760)	(21,718)	(31,574)
Income (loss) from discontinued operations(2)	(148)	1,479	(194)	3,011
Loss from sale of discontinued operations	(285)	—	(285)	—

Net loss	$(12,839)	$(16,281)	$(22,197)	$(28,563)

Basic and diluted loss per share before discontinued operations	$(0.28)	$(0.49)	$(0.53)	$(0.87)
Earnings per share from discontinued operations	—	0.04	—	0.08
Loss per share from sale of discontinued operations	(0.01)	—	(0.01)	—

Basic and diluted loss per share	$(0.29)	$(0.45)	$(0.54)	$(0.79)

Basic and diluted weighted average shares outstanding	43,670	36,059	40,942	36,080

EBITDA (2) (3)	$(5,071)	$(7,391)	$(6,827)	$(11,998)

(1) Amounts have been restated to exclude discontinued operations.

(2) See Supplemental Financial Data.

(3) EBITDA amounts of prior periods have been restated to conform with current period presentation.

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 7

Supplemental Financial Data

In order to fully assess the Company’s financial operating results, management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of the Company, because it reflects the resources available for operating funds and strategic opportunities, including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. However, EBITDA should be considered in addition to, not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2003	2002(1)	2003	2002(1)
EBITDA reconciliation:
Net loss	$(12,839)	$(16,281)	$(22,197)	$(28,563)
Amortization of equity issued to third parties	5,950	6,707	11,899	13,413
Depreciation and amortization	1,186	2,105	2,567	4,460
Restructuring charge	—	1,398	—	1,398
Stock compensation expense	97	117	194	244
Loss from sale of discontinued operations	285	—	285	—
(Income) loss from discontinued operations	148	(1,479)	194	(3,011)
Interest and other expense, net	102	42	231	61

EBITDA(2)	$(5,071)	$(7,391)	$(6,827)	$(11,998)

(1) Amounts have been restated to exclude discontinued operations.

(2) EBITDA amounts of prior periods have been restated to conform with current period presentation.

Supplemental financial data related to gaming information operations, which are now reflected as discontinued operations in the Company’s consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2003	2002	2003	2002
Advertising and marketing services revenue	$38	$1,697	$188	$3,396
Subscription and premium products revenue	382	441	928	964
Cost of revenue	(471)	(458)	(1,059)	(969)
Sales and marketing expense	(52)	(93)	(127)	(206)
General and administrative expense	(45)	(102)	(118)	(162)
Depreciation and amortization	—	(7)	(7)	(14)
Interest income, net	—	1	1	2

Income (loss) from discontinued operations	$(148)	$1,479	$(194)	$3,011

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SportsLine.com Reports Second Quarter 2003 Operating Results                                                                                          Page 8

SportsLine.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(22,197)	$(28,563)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,573	4,474
Amortization of equity issued to third parties	11,899	13,413
Loss from sale of discontinued operations	285	—
Other	(241)	1,918
Changes in assets and liabilities:
Accounts receivable	(1,011)	(1,381)
Prepaid expenses and other assets	(1,287)	493
Accounts payable	2,111	(313)
Accrued expenses	(500)	1,268
Deferred revenue	2,232	(556)

Net cash used in operating activities	(6,136)	(9,247)

Cash flows from investing activities:
Purchases of available-for-sale securities	(5,236)	—
Sales of available-for-sale securities	10,080	—
Purchases of held-to-maturity securities	(3,243)	(29,821)
Maturities of held-to-maturity securities	7,094	18,839
Purchase of property and equipment	(873)	(334)
Purchase of licenses	(250)	—
Proceeds from divestiture of business	1,460	—
Net change in restricted cash	97	52

Net cash provided by (used in) investing activities	9,129	(11,264)

Cash flows from financing activities:
Proceeds from exercise of employee options	78	53
Repurchase of common stock	(522)	(156)

Net cash used in financing activities	(444)	(103)

Net increase (decrease) in cash and cash equivalents	2,549	(20,614)

Cash and cash equivalents, beginning of period	17,383	30,322

Cash and cash equivalents, end of period	$19,932	$9,708

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SportsLine.com, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	June 30, 2003	December 31, 2002
	(unaudited)
Assets:
Cash and cash equivalents	$19,932	$17,383
Short-term marketable securities	2,625	3,866
Receivables, prepaids and other current assets	14,560	11,393
Assets held for sale	224	2,204

Total current assets	37,341	34,846

Non-current marketable securities	8,858	16,376
Property and equipment, net	6,525	7,537
Deferred advertising and content-CBS	8,000	9,143
Other assets	6,910	7,892
Goodwill	16,194	16,194

	$83,828	$91,988

Liabilities and Shareholders’ Equity:
Current liabilities	$18,219	$14,255
Liabilities held for sale	24	137
Long-term convertible notes	16,678	16,678
Other long-term liabilities	10,422	6,883
Shareholders’ equity	38,485	54,035

	$83,828	$91,988

Supplemental schedule of cash and marketable securities
	June 30, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$19,932	$17,383
Short-term marketable securities	2,625	3,866
Non-current marketable securities	8,858	16,376

	$31,415	$37,625

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